Exhibit 10.5
CEDAR FAIR, L.P. 2016 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
This Performance Unit Award Agreement (“Agreement”) is made pursuant to the terms and conditions of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan (the “Plan”), including (without limitation) Article IX, the provisions of which are incorporated into this Agreement by reference. Capitalized terms used herein shall have the meanings used in the Plan, unless indicated otherwise.

PARTICIPANT:	[___________________________________________]
GRANT DATE:	[___________________________________________]
TARGET NUMBER OF POTENTIAL UNITS:	[___________________________________________]
MAXIMUM NUMBER OF POTENTIAL UNITS:	[___________________________________________]
PERFORMANCE OBJECTIVES:	As specified on Exhibit A
PERFORMANCE PERIOD:	[_____________ – _____________]

1.Performance Award in General. Under Participant’s Performance Unit Award (the “Award”), the Participant shall be eligible to receive up to a maximum number of potential Performance Units (the “Maximum Number”) equal to [___]% of the target number of potential Performance Units for the performance period specified above (the “Performance Period”), as determined and adjusted pursuant to the performance goals and objectives as specified on Exhibit A (the “Performance Objectives”) and as set forth in Section 2 of this Agreement; provided that except as otherwise provided in this Agreement (i) the number of Performance Units to be paid will depend on the level of attainment of the Performance Objectives during the Performance Period as determined by the Committee following the end of the Performance Period, and (ii) Participant must remain in the continuous employment with the Company or an Affiliate through the Payment Date as defined in and subject to Sections 2 and 4 of this Agreement.
2.Payment Date.
A.If the performance objectives set forth in the Performance Objectives are achieved during the Performance Period, any potential Performance Units under this Award that become payable under Section 1 plus Distribution Equivalents on such number of Performance Units that become payable, if and to the extent the Company makes distributions on its Units after the grant date and prior to payment of the Performance Units (which for purposes of this Agreement shall be deemed to have been reinvested), shall be paid in a lump sum in Units within the first ninety (90) days following the end of the Performance Period; provided that any payment to a Specified Employee upon a Separation from Service (including Retirement) shall only be paid in accordance with Section 9.6 of the Plan (the actual date of payment is referred to herein as the “Payment Date”); and provided, further, that the Participant must be continuously employed by the Company or an Affiliate throughout the Performance Period and from the last day of the Performance Period through the Payment Date or will forfeit his or her entire Award, except as described in Sections 2.B and 4 of this Agreement or as provided in Section 13.1 of the Plan.
B.If the Participant dies or incurs a Separation from Service due to Disability prior to the Payment Date specified in Section 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on such Payment Date, the Participant (or the Participant’s estate) shall receive payment on such Payment Date as provided in Section 2.A as if the Participant were employed by the Company or an Affiliate on the Payment Date; provided, however, that any such payment will be prorated by multiplying the number of Performance Units that would be payable on the Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from [_____________] until the date of the death or Separation from Service due to Disability, and the denominator of which equals thirty-six (36).

    If the Participant Retires (and incurs a Separation from Service) prior to the Payment Date specified in Section 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on such Payment Date, the Performance Award shall be paid on such Payment Date as provided in Section 2.A (including that any payment to a Specified Employee upon a Separation from Service (including Retirement) shall only be paid after a six- (6-) month period following such Participant’s Separation from Service); provided, however, that any such payment will be prorated by multiplying the number of Performance Units that would be payable on the Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from [_____________] until the date of the Separation of Service due to Retirement, and the denominator of which equals thirty-six (36).
    Except as permitted by Section 409A, Section 4 of this Agreement and Section 13.1(c) of the Plan, no payment shall be accelerated. If the Award becomes payable under Section 13.1(c) of the Plan or the Change in Control provision in Section 4 of this Agreement, payment will be at the target number of potential Performance Units.
3.Tax Matters and Withholding. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the Units issued pursuant to the Award, and Units issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of Units to be delivered on the Payment Dates being reduced accordingly. The number of Units to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Units, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings.
4.Priority of Agreements. In the event of a Change in Control (as such term is defined in the Plan), the terms of Section 13 of the Plan shall govern and control over any conflicting term of this Agreement or any separate agreement; provided, however, that if Units are exchanged for or become exchangeable for securities of another entity as a result of a Change in Control, and if the entity resulting from such Change in Control does not assume or replace the potential Performance Units, then the potential Performance Units, and the Distribution Equivalents relating thereto, covered by this Award will become payable at 100% of the target number of potential Performance Units immediately upon the Change in Control. Consistent with the foregoing, if the Participant is party to a separate agreement with Cedar Fair containing change in control provisions, the change in control provisions of any such other agreement shall not apply to this Award and shall be superseded by this Agreement.

********

(The balance of this page was intentionally left blank)

IN WITNESS WHEREOF, Magnum Management Corporation, a subsidiary of Cedar Fair, L.P., has caused this Agreement to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Agreement as of the day and year below written.

MAGNUM MANAGEMENT CORPORATION By: Title: Date:

PARTICIPANT By: Title: Date:

A copy of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan Information Statement is available for review on the Cedar Fair Intranet link at http://cfnet/ under “Document Share”, and a copy of the most current Form 10-K is available for review at https://ir.cedarfair.com/overview/default.aspx.